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                                 EXHIBIT (A)(9)
              LAIDLAW/EMCARE MERGER CLEARS REGULATORY REQUIREMENT

    BURLINGTON, ONTARIO, AUGUST 18, 1997--Laidlaw Inc. (NYSE:LDW; TSE and ME:LDM) said today that it has received notice of an early termination of the statutory waiting period required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, in connection with its tender offer to acquire EmCare Holdings, Inc. (Nasdaq:EMCR).

    On July 30, 1997, Laidlaw announced a $38.00 (U.S.) per share, cash tender offer for all the approximately 8.2 million outstanding shares of EmCare. The offer expires September 3, 1997.

    EmCare, based in Dallas, is a premium provider of emergency physician practice management services to hospital emergency departments and other practice settings in the United States.

    Headquartered in Burlington, Ontario, Laidlaw Inc. is the largest provider of emergency healthcare transportation, school busing and municipal transit services in North America.

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
Contact:   1-800-563-6072
           T.A.G. Watson      Vice President, Communications
           ext. 309           Laidlaw Inc.
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